Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
July 26, 2017	904-398-9400

LANDSTAR SYSTEM REPORTS DILUTED EARNINGS PER SHARE OF $0.89

ON RECORD SECOND QUARTER REVENUE OF $870 MILLION

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported diluted earnings per share of $0.89 on record second quarter revenue of $870 million in the 2017 second quarter. Landstar reported diluted earnings per share of $0.76 on revenue of $775 million in the 2016 second quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was a second quarter record of $132.6 million in the 2017 second quarter compared to $121.0 million in the 2016 second quarter. Operating margin, representing operating income divided by gross profit, was 46.0 percent in the 2017 second quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2017 second quarter was $815.6 million, or 94 percent of revenue, compared to $718.5 million, or 93 percent of revenue, in the 2016 second quarter. Truckload transportation revenue hauled via van equipment in the 2017 second quarter was $509.1 million compared to $458.0 million in the 2016 second quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2017 second quarter was $283.5 million compared to $242.0 million in the 2016 second quarter. Revenue hauled by rail, air and ocean cargo carriers was $43.1 million, or 5 percent of revenue, in the 2017 second quarter compared to $45.1 million, or 6 percent of revenue, in the 2016 second quarter.

Trailing twelve-month return on average shareholders’ equity was 27 percent and trailing twelve-month return on invested capital, net income divided by the sum of average equity plus average debt, was 22 percent. Currently, there are approximately

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1,036,000 shares of the Company’s common stock available for purchase under Landstar’s authorized share purchase program. As of July 1, 2017, the Company had $273 million in cash and short term investments and $214 million available for borrowings under the Company’s senior credit facility.

In addition, Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.10 per share payable on September 1, 2017, to stockholders of record as of the close of business on August 14, 2017. This quarterly dividend includes an 11 percent increase to the amount of the Company’s quarterly dividend declared following each of the prior four quarters. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

Commenting on Landstar’s 2017 second quarter, Landstar’s President and CEO Jim Gattoni said, “I am very pleased with Landstar’s performance in the 2017 second quarter. On April 26th, we provided second quarter revenue guidance of $820 million to $870 million and second quarter diluted earnings per share guidance of $0.84 to $0.89. Revenue and diluted earnings per share for the 2017 second quarter both came in at the top end of guidance. Revenue of $870 million was a second quarter record and represented growth of 12 percent over the 2016 second quarter. Diluted earnings per share of $0.89 grew 17 percent over the 2016 second quarter.”

Gattoni continued, “The number of loads hauled via truck in the 2017 second quarter increased 10 percent over the 2016 second quarter, driven by a 10 percent increase in the number of loads hauled via van equipment, an 8 percent increase in the number of loads hauled via unsided/platform equipment and a 20 percent increase in less-than-truckload volume. The number of loads hauled via truck in the second quarter of 2017 was a second quarter record. The number of loads hauled via railroads, ocean cargo carriers and air cargo carriers was 5 percent lower in the 2017 second quarter compared to the 2016 second quarter, due to continued softness in rail intermodal volume.”

Gattoni further commented, “As expected, the pricing environment for our truckload services continued to show slow improvement in the 2017 second quarter, as industry-wide truck capacity is firming in certain regions, especially with respect to flatbed loads.

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As a result, revenue per load on loads hauled via truck was 3 percent higher in the 2017 second quarter compared to the 2016 second quarter. The percentage change in year-over-year revenue per load on loads hauled via truck was consistent each month during the quarter. 2017 second quarter operating margin was 46.0 percent, in line with our historical second quarter operating margin.”

Gattoni continued, “Historically, revenue in the Company’s third fiscal quarter has been relatively consistent with revenue generated in the Company’s second fiscal quarter. We typically have experienced revenue per load on loads hauled via truck in the Company’s third quarter as slightly ahead of the second quarter while the number of loads hauled via truck in the third quarter as slightly below the second quarter. Through the first few weeks of July, we have experienced the normal seasonal uptick in revenue per load on loads hauled via truck. Also, the number of loads hauled via truck during the first few weeks of July is trending with the historical second quarter to third quarter pattern. As such, I expect 2017 third quarter revenue to be similar to the Company’s 2017 second quarter revenue. Assuming insurance and claims costs in the 2017 third quarter are approximately 3.3 percent of BCO revenue, representing average insurance and claims costs as a percent of BCO revenue over the past 5 years, I would expect diluted earnings per share to be in a range of $0.88 to $0.93 in the 2017 third quarter.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Second Quarter 2017 Earnings Release Conference Call.”

This earnings announcement, as well as an accompanying slide presentation, is available through the Company’s website at http://investor.landstar.com under “Presentations” and on a Form 8-K filed with the Securities and Exchange Commission.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,”

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“intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. foreign trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2016 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. All Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2013 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2017	2016	2017	2016
Revenue	$1,651,342	$1,486,867	$870,434	$775,223
Investment income	1,022	743	608	363

Costs and expenses:
Purchased transportation	1,263,111	1,129,743	667,588	589,415
Commissions to agents	134,080	123,931	70,282	64,839
Other operating costs, net of gains on asset sales/dispositions	14,400	13,992	7,503	6,585
Insurance and claims	28,406	30,307	13,893	16,094
Selling, general and administrative	79,184	71,519	40,861	36,905
Depreciation and amortization	19,831	17,093	9,897	8,655

Total costs and expenses	1,539,012	1,386,585	810,024	722,493

Operating income	113,352	101,025	61,018	53,093
Interest and debt expense	1,902	1,777	819	888

Income before income taxes	111,450	99,248	60,199	52,205
Income taxes	41,557	37,750	22,689	19,891

Net income	$69,893	$61,498	$37,510	$32,314

Earnings per common share	$1.67	$1.45	$0.89	$0.77

Diluted earnings per share	$1.66	$1.45	$0.89	$0.76

Average number of shares outstanding:
Earnings per common share	41,907,000	42,315,000	41,935,000	42,235,000

Diluted earnings per share	42,004,000	42,424,000	42,010,000	42,357,000

Dividends per common share	$0.18	$0.16	$0.09	$0.08

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	July 1,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$222,102	$178,897
Short-term investments	51,167	66,560
Trade accounts receivable, less allowance of $5,311 and $5,161	480,467	463,102
Other receivables, including advances to independent contractors, less allowance of $6,049 and $5,523	20,518	18,567
Other current assets	19,291	10,281

Total current assets	793,545	737,407

Operating property, less accumulated depreciation and amortization of $202,050 and $190,374	259,346	272,843
Goodwill	31,134	31,134
Other assets	75,249	55,207

Total assets	$1,159,274	$1,096,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$34,145	$36,251
Accounts payable	224,928	219,409
Current maturities of long-term debt	41,356	45,047
Insurance claims	29,077	26,121
Other current liabilities	56,998	53,483

Total current liabilities	386,504	380,311

Long-term debt, excluding current maturities	77,639	93,257
Insurance claims	30,402	26,883
Deferred income taxes and other non-current liabilities	55,239	53,583

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,696,487 and 67,585,675 shares	677	676
Additional paid-in capital	203,410	199,414
Retained earnings	1,575,342	1,512,993
Cost of 25,749,493 and 25,747,541 shares of common stock in treasury	(1,167,600)	(1,167,437)
Accumulated other comprehensive loss	(2,339)	(3,089)

Total shareholders’ equity	609,490	542,557

Total liabilities and shareholders’ equity	$1,159,274	$1,096,591

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2017	2016	2017	2016
Revenue generated through (in thousands):
Truck transportation Truckload:
Van equipment	$978,918	$886,195	$509,135	$458,002
Unsided/platform equipment	520,658	451,430	283,481	242,008
Less-than-truckload	42,799	35,927	22,942	18,450

Total truck transportation	1,542,375	1,373,552	815,558	718,460
Rail intermodal	44,357	52,337	21,515	26,229
Ocean and air cargo carriers	41,185	37,710	21,595	18,902
Other (1)	23,425	23,268	11,766	11,632

	$1,651,342	$1,486,867	$870,434	$775,223

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$776,085	$707,652	$411,177	$373,374

Number of loads:
Truck transportation Truckload:
Van equipment	613,565	556,119	315,499	287,079
Unsided/platform equipment	236,427	219,034	125,242	116,292
Less-than-truckload	64,508	55,727	34,589	28,829

Total truck transportation	914,500	830,880	475,330	432,200
Rail intermodal	20,960	24,180	10,310	12,150
Ocean and air cargo carriers	11,940	9,780	6,210	5,220

	947,400	864,840	491,850	449,570

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	453,860	414,660	235,630	216,990
Revenue per load:
Truck transportation Truckload:
Van equipment	$1,595	$1,594	$1,614	$1,595
Unsided/platform equipment	2,202	2,061	2,263	2,081
Less-than-truckload	663	645	663	640
Total truck transportation	1,687	1,653	1,716	1,662
Rail intermodal	2,116	2,164	2,087	2,159
Ocean and air cargo carriers	3,449	3,856	3,477	3,621
Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,710	$1,707	$1,745	$1,721
Revenue by capacity type (as a % of total revenue);
Truck capacity providers:
BCO Independent Contractors (2)	47%	48%	47%	48%
Truck Brokerage Carriers	46%	45%	46%	45%
Rail intermodal	3%	4%	2%	3%
Ocean and air cargo carriers	2%	3%	2%	2%
Other	1%	2%	1%	2%

			July 1,	June 25,
			2017	2016
Truck Capacity Providers
BCO Independent Contractors (2)			8,818	8,856

Truck Brokerage Carriers:
Approved and active (3)			31,636	30,137
Other approved			15,381	15,594

			47,017	45,731

Total available truck capacity providers			55,835	54,587

Trucks provided by BCO Independent Contractors (2)			9,404	9,462

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.